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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934


Date of Report (Date of earliest event reported)          October 24, 2000
                                                --------------------------------


                          EDUTREK INTERNATIONAL, INC.
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             (Exact name of registrant as specified in its charter)


Georgia                                 0-23021              58-2255472
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(State or other jurisdiction    (Commission File Number)     (IRS Employer of
 incorporation)                                              Identification No.)


500 Embassy Row, 6600 Peachtree Dunwoody Road, Atlanta, Georgia       30328
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(Address of principal executive offices)                             (Zip Code)



Registrant's telephone number, including area code         (404) 965-8000
                                                   -----------------------------



                                       N/A
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         (Former name or former address, if changed since last report)


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ITEM 5.  OTHER EVENTS.

         On October 24, 2000, EduTrek International, Inc. (the "Company") signed a definitive Agreement and Plan of Merger which provides for the acquisition of the Company by Career Education Corporation, a Delaware corporation ("CEC") through the merger of a wholly-owned subsidiary of CEC with and into the Company. The Board of Directors of both CEC and the Company approved the Merger Agreement and the transactions contemplated thereby at their respective meetings held on October 23 and 24, 2000. Under the terms of the Merger Agreement, at the effective time of the merger, each outstanding share of the Company's Common Stock will be converted into the right to receive (i) 0.0901 of a share of CEC common stock (the "Exchange Ratio") and (ii) $0.1877 in cash.

         The Merger is intended to constitute a tax-free reorganization under the Internal Revenue Code of 1986, as amended (except for the cash consideration which may be taxable to EduTrek shareholders), and to be accounted for by CEC as a purchase.

         The Merger Agreement contemplates that each existing stock option, warrant or other right to purchase shares of the Company's Common Stock which is vested as of the closing will be exchanged for cash in an amount equal to the product of (a) the excess, if any, of the average per share closing price of CEC common stock for the 20 trading days ending two trading days before the effective time of the merger multiplied by the Exchange Ratio, over the exercise price of such option, multiplied by (b) the number of shares of EduTrek common stock subject to the option.

         Each holder of the Company's Common Stock or of an option, warrant or right to purchase the Company's Common Stock who would otherwise be entitled to receive a fractional share of CEC Common Stock (after taking into account all of a shareholder's certificates) will receive, in lieu thereof, the equivalent cash value of such fractional share, without interest.

         Consummation of the Merger is subject to various conditions, including:
(i) receipt of approval of the Merger Agreement and the Merger by the shareholders of the Company, as required under Georgia law; (ii) receipt of certain regulatory approvals from the Federal Trade Commission, U.S. Department of Justice, U.S. Department of Education, the Commission on Colleges of the Southern Association of Colleges and Schools, and various state or trade accrediting bodies; (iii) the extension of the due date of certain indebtedness of the Company; (iv) the receipt of an opinion of counsel as to the tax-free nature of certain aspects of the merger; and (v) satisfaction of certain other conditions.

         The Merger Agreement and the Merger will be submitted for approval at a meeting of the shareholders of the Company. Prior to such meeting, CEC will file a registration statement with the Securities and Exchange Commission registering under the Securities Act of 1933, as amended, the CEC Common Stock to be issued in exchange for the outstanding shares of the Company's Common Stock in the Merger.


                                       -2-

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         The preceding description of the Merger Agreement is qualified in its entirety by reference to the copy of the Merger Agreement included as an Exhibit to this Current Report on Form 8-K and which is incorporated by reference.

         Steve Bostic, the Company's Chairman and Chief Executive Officer, and another major shareholder, have each agreed to vote their EduTrek shares in favor of the merger, which shares represent approximately 93% of the votes available. A copy of the form of Voting Agreement is included as an exhibit to this Current Report.

         The Merger is expected to be consummated in the fourth quarter of 2000 or the first quarter of 2001.


ITEM 7.           FINANCIAL STATEMENTS AND EXHIBITS.

         (c)      Exhibits:

         *2.1 Agreement and Plan of Merger, dated as of October 24, 2000, by and among Career Education Corporation, EI Acquisition, Inc. and EduTrek International, Inc.

         99.1     Voting Agreement dated October 24, 2000

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* Certain Exhibits related to the Agreement and Plan of Merger are omitted from this filing. EduTrek International, Inc. agrees to supplementally furnish to the Commission upon request a copy of any omitted exhibit. The omitted exhibits relate to the following sections of the Agreement and Plan of Merger: Exhibit 1-A - Company Officers; Exhibit 1-B-Parent Officers; Exhibit 4.37-Company Affiliate Agreements; Exhibit 5.20-A-Form of Estoppel Letter; Exhibit 5.20-B-Form of Subordination Agreement; Exhibit 7.3(g)-Form of Noncompetition Agreement; Exhibit 7.3(j)-Form of General Release.


                                       -3-

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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

                                       EDUTREK INTERNATIONAL, INC.



                                       By: /s/ Steve Bostic
                                          -------------------------------------
                                          Name:  Steve Bostic
                                          Title: Chairman and Chief Executive
                                                 Officer

Dated: October 25, 2000



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                                  EXHIBIT INDEX


Exhibit                                                              Sequential
Number                   Description of Exhibit                        Page No.
------                   ----------------------                      ----------

2.1            Agreement and Plan of Merger, dated as of October
               24, 2000, by and among Career Education
               Corporation, EI Acquisition, Inc. and EduTrek
               International, Inc.

99.1           Voting Agreement dated October 24, 2000